Exhibit (d)(4)

£300,000,000

FACILITIES AGREEMENT

Dated 24 AUGUST 2004

for

QINETIQ HOLDINGS LIMITED

AND

CERTAIN OF ITS SUBSIDIARIES

with

LLOYDS TSB BANK PLC

acting as Agent

and

BARCLAYS BANK PLC

J.P. MORGAN PLC

NATIONAL AUSTRALIA BANK LIMITED

THE ROYAL BANK OF SCOTLAND PLC

acting as Mandated Lead Arrangers

MULTICURRENCY TERM AND REVOLVING FACILITIES

AGREEMENT (incorporating the amendments made pursuant to

an amendment and restatement agreement dated 19 August 2005

including, amongst other things, an increase of the Facility B to

£500,000,000)

THIS AGREEMENT is dated 24 August 2004 as amended by an amendment and restatement agreement dated 19 August 2005 and made between:

(1)	QINETIQ HOLDINGS LIMITED (the “Company”);

(2)	THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 (The Original Parties) as original borrowers as at the date of the Amendment Agreement (together with the Company, the “Original Borrowers”);

(3)	THE SUBSIDIARY of the Company listed in Part I of Schedule 1 (The Original Parties) as original guarantor as at the date of the Amendment Agreement (the “Original Guarantor”);

(4)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders as at the date of the Amendment Agreement (the “Original Lenders”); and

(5)	LLOYDS TSB BANK PLC as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 25 (Changes to the Obligors).

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 25 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Amendment Agreement” means the amendment and restatement agreement between the Company, the Borrowers named in it, the Guarantor named in it, the Lenders named in it and the Agent dated 19 August 2005.

“Anti-Money Laundering Laws” means the BSA and all applicable requirements of law and government guidance on BSA compliance and on the prevention and detection of money laundering violations under 18 U.S.C. §§ 1956 and 1957.

“Anti-Terrorism Laws” means the OFAC Laws and Regulations, the Executive Orders and the USA Patriot Act.

“Ancilliary Lender” means Lloyds TSB Bank plc.

“Aquila/Chertsey Loan Note” means:

(a)	the loan note issued by QinetiQ Limited to the MoD on or about 28 February 2003, as amended by a deed of variation entered into in November 2003;

(b)	the deed of adherence entered into on or about 28 February 2003 between Precis (2187) Limited and MoD in relation to the loan note at sub-paragraph (a) above; and

(c)	the deed of adherence entered into in October or November 2003 between Precis (2188) Limited. QinetiQ Limited and MoD in relation to the loan note at sub-paragraph (a) above,

in relation to the distribution of certain proceeds realised on the disposal of the Chertsey Property and the Aquila Property.

“Aquila Property” has the meaning given to it in the Aquila/Chertsey Loan Note.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means:

(a)	in relation to Facility A, the period from and including the date of this Agreement to and including the date falling one Month after the date of this Agreement; and

(b)	in relation to Facility B, the period from and including the date of this Agreement to and including the date falling one Month before the Termination Date.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)	the Base Currency Amount of its participation in any outstanding Loans under that Facility and in relation to Facility B, the Base Currency Amount of its participation in any outstanding Loans made under Facility A; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made under that Facility and in relation to Facility B, the Base Currency Amount of its participation in any Loans that are due to be made under Facility A on or before the proposed Utilisation Date, other than, in relation to any proposed Utilisation under Facility B only, that Lender’s participation in any Facility B Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date. For the avoidance of doubt, as at and from the Effective Date, the amount of the Available Commitment of each Lender in relation to Facility A is zero.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Base Currency” means sterling.

“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment, prepayment, consolidation or division of the Loan.

“Board” means the Board of Governors of the Federal Reserve System of the US (or any successor).

“Borrower” means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 25 (Changes to the Obligors).

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(a)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“BSA” means the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.

“Carlyle Co-Invest” means New Co-Invest L.P. acting through Carlyle Co-Invest GP Limited, a company incorporated in Guernsey whose registered office is at PO Box 543, Fort Complex, Les Tracheries, St Sampson, Guernsey GY1 6HJ, as general partner.

“Carlyle Investor” means the CQ Limited Partnership acting through CEP Investment Administration Limited, a company incorporated in Guernsey whose registered office is at PO Box 543, Fort Complex, Les Tracheries, St Sampson, Guernsey GY1 6HJ, as general partner.

“Cash” means any credit balance on any deposit, savings, current or other account, and any cash in hand, which is:

(a)	freely withdrawable on demand;

(b)	not subject to any Security (other than netting or set-off arrangements or liens arising by operation of law or agreement (having the same effect) in each case in the ordinary course of business);

(c)	denominated and payable in sterling or any other currency freely transferable and freely convertible into sterling; and

(d)	capable of being remitted to an Obligor in the United Kingdom.

“Cash Equivalent Investments” means:

(a)	securities with a maturity of less than 12 months from the date of acquisition issued or fully guaranteed or fully insured by the Government of the United States or any member state of the European Union which is rated at least AA by Standard & Poor’s Rating Group or Aa by Moody’s Investors Service, Inc.;

(b)	commercial paper or other debt securities issued by an issuer rated at least A-1 by Standard & Poor’s Rating Group or P-1 by Moody’s Investors Service, Inc. and with a maturity of less than 12 months; and

(c)	certificates of deposit or time deposits of any commercial bank (which has outstanding debt securities rated as referred to in paragraph (b) above) and with a maturity of less than 12 months,

in each case (i) not subject to any Security (other than pursuant to any lien arising by operation of law or agreement (having the same effect) in each case in the ordinary course of business) and (ii) not held by QinetiQ Insurance Limited, denominated and payable in sterling and any currency freely transferable and freely convertible into sterling and the proceeds of which are capable of being remitted to an Obligor in the United Kingdom.

“Chertsey Debtor Adjustment” means amounts receivable in relation to the disposal of the Chertsey Property provided that for the purposes of this definition such amount shall not exceed the amount outstanding under the Aquila / Chertsey Loan Note from time to time.

“Chertsey Property” has the meaning given to it in the Aquila/Chertsey Loan Note.

“Class One Acquisition” has the meaning given to the term “Class One acquisition” in the Listing Rules.

“Commitment” means a Facility A Commitment or Facility B Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA from time to time or in any other form agreed between the Company and the Agent.

“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Designated Person” means a Person either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (b) designated under any Executive Orders or related enabling legislation.

“Effective Date” has the meaning given to it in the Amendment Agreement.

“Employee Plan” means, at any time, an “employee pension benefit plan” as defined in Section 3(2) of ERISA subject to title IV of ERISA (other than a Multiemployer Plan) then or at any time during the previous five years maintained for, or contributed to (or to which there is or was an obligation to contribute) on behalf of, employees of any Obligor or ERISA Affiliate.

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants or any other Hazardous Substance.

“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned, leased, used or controlled by the relevant member of the Group.

“ERISA” means the US Employee Retirement Income Security Act of 1974 (or any successor legislation thereto) and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) that is a member of a controlled group of, or under common control with, any Obligor, within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

“ERISA Event” means any of the following events:

(a)	any reportable event, as defined in Section 4043(c) of ERISA and the regulations promulgated under it, with respect to an Employee Plan as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty days of the occurrence of that event. However, a failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA (except inadvertent failures of less than one week’s duration that are corrected promptly following notice thereof) shall be a reportable event for the purposes of this paragraph (a) regardless of the issuance of any waiver under Section 412(d) of the Internal Revenue Code;

(b)	the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Employee Plan;

(c)	the termination of any Employee Plan under Section 4041(c) of ERISA;

(d)	the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Employee Plan;

(e)	the failure to make a required contribution to any Employee Plan that would result in the imposition of a lien under Section 412 of the Internal Revenue Code or Section 302 of ERISA; or

(f)	engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA.

“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market;

as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Executive Orders” means Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or any other similar Executive Orders.

“Facility” means Facility A or Facility B.

“Facility A” means the term loan facility made available under this Agreement as described in Clause 2 (The Facilities).

“Facility A Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Facility A Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement. For the avoidance of doubt, as at and from the Effective Date, the Facility A Commitment of each Lender shall be zero.

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility B” means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facilities).

“Facility B Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility B Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Original Lenders and the Company (or the Original Lenders and the Company) setting out any of the fees referred to in Clause 12 (Fees).

“Finance Document” means this Agreement, any Fee Letter, any Accession Letter, any Resignation Letter and any other document designated as such by the Agent and the Company.

“Finance Party” means the Agent or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP consistent with those applied in the preparation of the Original Financial Statements, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)	any amount raised by the issue of redeemable shares which are redeemable before the date which is 7 years after the date of the Amendment Agreement in respect of Facility B but excluding the amount of Shareholder Preference Shares outstanding immediately prior to the date of this Agreement;

(j)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this agreement is to raise finance;

(k)	the amount of any liability in respect of any credit for goods and services raised in the ordinary course of trade outstanding for more than 180 days after its customary date of payment; and

(l)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

“Fraudulent Transfer Law” means any applicable US Bankruptcy Law (including, without limitation, Section 548 of Title 11 of the United States Bankruptcy Code) or any US state fraudulent transfer or conveyance statute and any related case law.

“GAAP” means, in relation to any person, generally accepted accounting principles in the jurisdiction of organisation of such person.

“Group” means the Company and its Subsidiaries for the time being.

“Guarantor” means the Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 25 (Changes to the Obligors).

“Hazardous Substance” means any waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life on the environment or a nuisance to any person or that may make the use or ownership of any affected land or property more costly.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Indebtedness for Borrowed Money” means Financial Indebtedness save for any indebtedness for or in respect of paragraphs (g) and (h) (to the extent the counter-indemnity obligation is in respect of a guarantee, indemnity, bond, standby or documentary credit issued by a bank or financial institution which is not issued in respect of Financial Indebtedness) and any liability in respect of that Financial Indebtedness as described in paragraph (l) of the definition of “Financial Indebtedness”.

“Intellectual Property” means all patents, copyrights, topographies, trade marks, service marks, trading names, logos, registered and unregistered design rights, database rights, domain names, rights in commercial confidential information and written and/or documented know-how of commercial value, and all other similar rights in any part of the world, which it now or in the future owns or (to the extent of its interest) in which it now or in the future has an interest (in each case whether registered or unregistered and including any related licences and sub-licences of the same granted by it or to it, applications and rights to apply for the same and wherever subsisting).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended and the regulations promulgated and any rulings issued thereunder.

“IRS” means the United States Internal Revenue Service.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“Listing Rules” means the listing rules of the UK Listing Authority.

“Lists” means the Lists Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list.

“LMA” means the Loan Market Association.

“Loan” means a Facility A Loan or a Facility B Loan.

“LTPA” means the long term partnering agreement entered into on 28 February 2003 between the MoD and QinetiQ Limited.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction).

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formulae).

“Margin” means 0.60 per cent. per annum, but if the ratio of Consolidated Total Net Debt to Consolidated EBITDA as shown in the Compliance Certificate (and the financial statements with which it is required by this Agreement to be delivered) in respect of the most recently completed Relevant Period (starting with that ending on 30 September 2005) is within the range set out below, then the Margin shall be the percentage per annum opposite such range and any adjustment in the Margin shall take effect from the date falling 5 Business Days after receipt by the Agent of the Compliance Certificate (and the financial statements with which it is required by this Agreement to be delivered). For the purpose of determining the Margin, “Consolidated Total Net Debt”, “Consolidated EBITDA” and “Relevant Period” shall be determined in accordance with Clause 21.1 (Financial definitions).

Consolidated Total Net Debt: Consolidated EBITDA	Margin (per cent. per annum)
Greater than 3:1	0.70
Less than or equal to 3:1 but greater than 2.5:1	0.60
Less than or equal to 2.5:1	0.35

While a Default is continuing, the Margin applicable to each Utilisation under the Facilities shall be 0.70 per cent. per annum.

“Margin Stock” means margin stock or margin security within the meaning of Regulation T, U or X.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business or financial condition of the Group taken as a whole;

(b)	the ability of an Obligor to perform its payment obligations under the Finance Documents or to comply with the financial covenants set out in Clause 21 (Financial Covenants); or

(c)	the validity or enforceability of the Finance Documents or the rights or remedies of any Finance Party under the Finance Documents.

“Material Subsidiary” means:

(a)	a Subsidiary of the Company the (i) EBITDA (calculated on the same basis as Consolidated EBITDA), (ii) total net assets (for the avoidance of doubt excluding the amount of the Chertsey Debtor Adjustment) or (iii) turnover of which (on a consolidated basis), as at the date of the Company’s latest consolidated financial statements were prepared or, as the case may be, for the financial period to which those financial statements related represents 5 per cent. or more of the Consolidated EBITDA, consolidated total net assets or consolidated turnover of the Group (all as calculated by reference to the most recently delivered Compliance Certificate and the latest financial statements of the Group) provided that, for the purposes of Clause 23.6 (Insolvency), 23.7 (Insolvency Proceedings) and 23.8 (Creditors’ Process), the relevant percentage shall be 2.5%; and

(b)	a Subsidiary of the Company to which has been transferred (whether in a single transaction or a series of transactions (whether related or not)) the whole or substantially the whole of the assets of a Subsidiary which immediately prior to such transaction(s) was a Material Subsidiary.

“MoD” means Her Majesty’s Ministry of Defence and any its departments and agencies, as the context requires.

“MoD Approved Institution” means each bank and financial institution (and its Affiliates) expressly identified on the list of banks and financial institutions provided to the Agent by the Company prior to the Effective Date (the “Original List”) and, in the event a list of banks and financial institutions is provided to the Agent by the Company in accordance with Clause 3 of the Amended Agreement, each bank and financial institution (and its Affiliates) expressly identified on that list in replacement of the Original List.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Multiemployer Plan” means, at any time, a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) then or at any time during the previous five years maintained for, or contributed to (or to which there is or was an obligation to contribute) on behalf of, employees of any Obligor or ERISA Affiliate.

“Obligor” means a Borrower or a Guarantor.

“OFAC” means the Office of Foreign Assets Control (“OFAC”), Department of the Treasury.

“OFAC Laws and Regulations” means any authorizing statute, Executive Order or regulation of OFAC.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Borrowers” means the Company and the subsidiaries of the Company, as listed in Part I of Schedule I (The Original Parties) as original borrowers.

“Original Financial Statements” means:

(a)	in relation to the Company, the audited consolidated financial statements of the Group for the financial year ended 31 March 2004;

(b)	in relation to each Original Obligor other than the Company, its audited financial statements for its financial year ended 31 March 2004; and

(c)	in relation to any other Obligor, its audited financial statements delivered to the Agent as required by Clause 25 (Changes to Obligors).

“Original Obligor” means an Original Borrower or the Original Guarantor.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation of the USA established pursuant to Section 4002 of ERISA or any entity succeeding to all or any of its functions under ERISA.

“Permitted Acquisition” means:

(a)	Project Lindbergh; or

(b)	the acquisition of Apogen Technologies Inc. on the terms disclosed to the Lenders prior to the date of the Amendment Agreement;

(c)	any acquisition consented to by the Majority Lenders; or

(d)	any other acquisition of a company or business (which is not a Class One Acquisition), the acquisition cost of which (when aggregated with the aggregate acquisition cost of any other companies or businesses acquired by members of the Group during that financial year of the Company) is less than £80,000,000 provided that if the cost of an individual acquisition is in excess of £20,000,000, each of the pro forma Consolidated EBITDA and the pro forma cash flow of the company or business being acquired are positive for the twelve month period up to the quarterly accounting date immediately prior to the acquisition date.

“Project Lindbergh” means certain specific acquisitions contemplated by members of the Group as at the date of this Agreement.

“Qualifying Lender” has the meaning given to it in Clause 13 (Tax gross-up and indemnities).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is domestic sterling) the first day of that period;

(b)	(if the currency is euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means, in the principal London offices of Lloyds TSB Bank plc, Barclays Bank PLC and The Royal Bank of Scotland plc or such other banks as may be appointed by the Agent in consultation with the Company.

“Refinanced Facility” means the facility made available pursuant to the £455,000,000 facility agreement dated 28 February 2003 and made between QinetiQ Holdings Limited as original borrower and original guarantor, Barclays Capital and Lloyds TSB Bank plc as mandated lead arrangers, Lloyds TSB Bank plc as agent, security trustee and original issuing bank and the Lenders named therein.

“Regulation D Cost” means, in relation to a Lender’s participation in a Loan made to a US Obligor (or deposits maintained by a Lender to fund that participation), the amount, if any, certified by that Lender from time to time to be the cost of complying with Regulation D (or any similar US reserve requirement), which cost shall be determined as the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements applicable to such participation or deposit (including, without limitation, any emergency, supplemental or other marginal reserve requirement) under any regulations of the Board or other governmental authority having jurisdiction with respect thereto. It is agreed that, for purpose of calculating any Regulation D Costs, the relevant participation or deposit shall be deemed to constitute “Eurocurrency Liabilities” under Regulation D and to be subject to such maximum reserve requirements without the benefit of, or credit for, proration, exceptions or offsets which may be available from time to time under Regulation D or any comparable regulation.

“Regulation T”, “Regulation U” or “Regulation X” means Regulation T, U or, as the case may be, X of the Board as from time to time in effect* and all official rulings and interpretations thereunder or thereof.

“Relevant Interbank Market” means in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Repeating Representations” means each of the representations set out in Clauses 19.1 (Status) to 19.6 (Governing law and enforcement), Clause 19.9 (No default), Clause 19.12 (Pari passu ranking), Clause 19.13 (No proceedings pending or threatened), Clause 19.15 (Intellectual Property) to Clause 19.19 (US Regulation).

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Rollover Loan” means one or more Facility B Loans:

(a)	made or to be made on the same day that a maturing Facility B Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Facility B Loan;

(c)	in the same currency as the maturing Facility B Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(d)	made or to be made to the same Borrower for the purpose of refinancing a maturing Facility B Loan.

“Screen Rate” means:

(a)	in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 10 (Interest Periods) in relation to Facility A.

“Shareholders’ Agreements” means:

(a)	the shareholders’ agreement between The Secretary of State for Defence, CEP Investment Administration Limited, Carlyle Co-Invest GP Limited, CEP Investment Administration Limited (acting as agent for and on behalf of CQ Limited Partnership), Carlyle Co-Invest GP Limited (acting as agent for and on behalf of New Co-Invest, L.P.) and QinetiQ Holdings Limited relating to the management and operation of QinetiQ Holdings Limited, dated 3 December 2002; and

(b)	the amended and restated subscription and shareholders’ agreement between QinetiQ Holdings Limited, CEP Investment Administration Limited (acting as principal and as agent for and on behalf of CQ Limited Partnership), Carlyle Co-Invest GP Limited (acting as principal and as agent for and on behalf of New Co-Invest, L.P.), the Managers and QinetiQ Employee Share Plans Limited, dated 28 February 2003.

“Shareholder Preference Shares” means preference shares issued by the Company on 28 February 2003 to MOD, the Carlyle Investor, Carlyle Co-Invest and certain employees of the Company in an aggregate amount of £37,500,000.

“Special Share” has the meaning given to it in the constitutional documents of the Company.

“Special Shareholder” means the holder from time to time of the Special Share.

“Special Shareholder’s Rights” means the rights conferred (or purported to be conferred) on the Special Shareholder in that capacity under the constitutional documents of the Company.

“Specified Time” means a time determined in accordance with Schedule 11 (Timetables).

“Subsidiary” means a subsidiary within the meaning of section 736 of the Companies Act 1985 and for the purposes of Clause 21 (Financial Covenants) and in relation to the financial statements of the Group, a subsidiary undertaking within the meaning of Section 258 of the Companies Act 1985.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Taxes Act” means the Income and Corporation Taxes Act 1988.

“Termination Date” means:

(a)	in relation to Facility A, the date falling 24 Months after the date of this Agreement; and

(b)	in relation to Facility B, subject to Clause 7.3 (Extension Option) the date falling 60 months after the date of the Amendment Agreement (except that, if the Termination Date would otherwise fall on a day which is not a Business Day, it will instead be the immediately preceding Business Day).

“Total Commitments” means the aggregate of the Total Facility A Commitments and the Total Facility B Commitments, being £500,000,000 at the Effective Date.

“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being £0 at the Effective Date.

“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being £500,000,000 at the Effective Date.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

“UK Listing Authority” means the Financial Services Authority in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000.

“Unfunded Pension Liabilities” means “benefit liabilities” within the meaning of Section 4001(a)(16) of ERISA of each Employee Plan subject to Title IV of ERISA as determined using the actuarial assumptions and methods used by the actuary to that Employee Plan in its most recent valuation of the Employee Plan.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US” or “United States” means the United States of America.

“US Bankruptcy Law” means the United States Bankruptcy Code of 1978 or any other United States federal or state bankruptcy, insolvency or similar law.

“US Guarantor” means a Guarantor incorporated under the laws of, or of any State (including the District of Columbia) of, the US.

“US Obligor” means an Obligor incorporated under the laws of, or of any State (including the District of Columbia) of, the US.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as amended.

“US Qualifying Lender” means a Lender which on the Effective Date is a person which:

(a)	is a US Person (as defined in Section 7701(a)(30) of the Internal Revenue Code); or

(b)	is not a US Person (as so defined) but is entitled to complete exemption from withholding of US federal income tax on interest payable to it in respect of a Loan.

“Utilisation” means a utilisation of a Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 3 (Requests).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

“Withholding Form” means IRS Form W-8BEN, W-8ECI or W-9 (or, in each case, any successor form) or any other IRS form by which a person may claim complete exemption from withholding of US federal income tax on interest payments to that person.

1.2	Construction

(a)	Unless a contrary indication appears any reference in this Agreement to:

(i)	the “Agent”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(vi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	a provision of law is a reference to that provision as amended or re-enacted; and

(viii)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

1.3	Currency Symbols and Definitions

“$” and “dollars” denote lawful currency of the United States of America, “£” and “sterling” denotes lawful currency of the United Kingdom and “EUR” and “euro” means the single currency unit of the Participating Member States.

1.4	Third party rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

SECTION 2

THE FACILITIES

2.	THE FACILITIES

2.1	The Facilities

Subject to the terms of this Agreement, the Lenders make available to the Borrowers (except that (a) is only available to the Company).

(a)	a sterling term loan facility in an aggregate amount equal to the Total Facility A Commitments; and

(b)	a multicurrency revolving loan facility with an extension option in an aggregate amount equal to the Total Facility B Commitments.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

(a)	The Company shall apply all amounts borrowed by it under Facility A in or towards prepaying all outstanding amounts under Facility A (as defined therein) of the Refinanced Facility and / or towards paying any financing charges under Facility A (as defined therein) of the Refinanced Facility; and

(b)	Each Borrower shall apply all amounts borrowed by it under Facility B towards its general corporate purposes but not acquisitions of companies, businesses or undertakings other than Permitted Acquisitions (provided that Facility B shall not be applied towards the same purpose as the first drawdown under Facility A).

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

(a)	Subject to paragraph (b) below, the Lenders will only be obliged to comply with Clause 5.5 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(ii)	the Repeating Representations to be made by each Obligor are true in all material respects.

(b)	The Lenders will only be obliged to make their participation in each Loan to be made for the purpose of funding all or any part of the acquisition of Apogen Technologies Inc if the Agent has received on or before the proposed Utilisation Date a certificate signed by an authorised signatory or a director of the Company certifying that:

(i)	subject to drawdown and subsequent payment of funds to the vendors of Apogen Technologies Inc, the conditions to be satisfied in order to complete the acquisition of Apogen Technologies Inc have been, or will be, satisfied or waived on the proposed Utilisation Date for that proposed Loan; and

(ii)	all regulatory approvals in relation to the acquisition of Apogen Technologies Inc have been or will be obtained no later than the proposed Utilisation Date for that proposed Loan.

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Facility B Loan if:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan; and

(ii)	it is US Dollars, Euro or any other currency freely available in the London inter-bank market and which has been approved by the Agent, such approval not to be unreasonably withheld, (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request or Selection Notice for that Loan.

(b)	If the Agent has received a written request from the Company for a currency to be approved under paragraph (a)(ii) above, the Agent will confirm to the Company by the Specified Time:

(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount for any subsequent Utilisation in that currency.

4.4	Maximum number of Loans

(a)	A Borrower may not deliver a Utilisation Request if, as a result of the proposed Utilisation, more than 10 Facility B Loans would be outstanding.

(b)	Any Loan made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time and, in respect of Facility A only, a Borrower may deliver one Utilisation Request only.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iv)	the proposed Interest Period complies with Clause 10 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency (in the case of a Facility A Loan) or (in the case of a Facility B Loan), the Base Currency or an Optional Currency.

(b)	The amount of the proposed Loan must be:

(i)	if the currency selected is the Base Currency, a minimum of £2,500,000 or, if less, the Available Facility; or

(ii)	if the currency selected is US Dollars or Euro, a minimum of US$2,500,000 or EUR2,500,000 or, if less, the Available Facility; or

(iii)	if the currency selected is an Optional Currency (other than US Dollars or Euro), the minimum amount specified by the Agent pursuant to paragraph (b) (ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility; and

(iv)	in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4	Limited Commitment under Facility B

[Intentionally deleted.]

5.5	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

6.	OPTIONAL CURRENCIES

6.1	Selection of currency

A Borrower (or the Company on behalf of a Borrower) shall select the currency of a Facility B Loan in a Utilisation Request.

6.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount, or in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7.	REPAYMENT

7.1	Repayment of Facility A Loans

(a)	Each Borrower shall repay the Facility A Loan made to it in full on the Termination Date.

(b)	No Borrower may reborrow any part of Facility A which is repaid.

7.2	Repayment of Facility B Loans

(a)	Each Borrower which has drawn a Facility B Loan shall repay that Loan on the last day of its Interest Period.

(b)	Any Facility B Loan outstanding on the Termination Date in relation to Facility B shall be repaid in full on such Termination Date.

7.3	Extension Option

(a)	The Company may request that the Termination Date for all or part of Facility B be extended for up to a further year by giving notice to the Agent not less than 45 days (and not more than 90 days) before the date which is the first anniversary of the date of the Amendment Agreement.

(b)	The Agent shall as soon as reasonably practicable notify each Lender of any such request.

(c)	Each Lender shall notify the Agent of its decision (which shall be in its sole discretion) whether or not to agree to the request not later than 20 days before the date which is the first anniversary of the date of the Amendment Agreement (and, if any Lender has not notified the Agent of its acceptance of the request on or before such date, it shall be deemed to have refused such request), and the Agent shall as soon as reasonably practicable notify the Company whether or not each Lender has agreed to the request.

(d)	On receipt of notification from the Agent to the Company pursuant to paragraph (c) above, the Termination Date of all or part, as the case may be, of Facility B shall be extended for a further year in respect of each Lender which has agreed to the Company’s request.

(e)	If any extension is agreed between the Company and a Lender (an “Extending Lender”) pursuant to this Clause 7.3, the Company may request another extension of the Termination Date by the Extending Lenders for up to a further year from the extended Termination Date. Such request shall be made in accordance with the procedure set out in this Clause 7.3, but so that all references to “the first anniversary of the date of the Amendment Agreement” shall be construed instead as references to “the second anniversary of the date of the Amendment Agreement” and all references to a “Lender” or the “Lenders” shall be construed instead as references to an “Extending Lender” or the “Extending Lenders”.

(f)	No request for a further extension under paragraph (e) above shall extend the Termination Date beyond the date which is 7 years after the date of the Amendment Agreement.

(g)	If any extension is agreed in accordance with this Clause 7.3, the Company shall pay to the Agent (for the account of the relevant Lender or Extending Lender, as the case may be) a fee of 0.075 per cent. flat on the amount of Facility B Commitment of each Lender or Extending Lender in respect of which the extension is agreed. That fee shall be payable on the date on which the Company receives notification from the Agent pursuant to paragraph (c) above.

8.	PREPAYMENT AND CANCELLATION

8.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c)	each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2	Change of control

If either (1) the MoD ceases to retain in its capacity as Special Shareholder its Special Shareholders Rights; or (2) any person or group of persons acting in concert (other than the Carlyle Investor and/or Carlyle Co-Invest and/or the MoD) gains control of the Company:

(a)	the Company shall promptly notify the Agent upon becoming aware of that event;

(b)	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan);

(c)	any Lender may (provided the relevant notice is issued within 30 Business Days of the occurrence of such event described at (1) or (2) above) request by not less than 90 days notice to the Company, that its commitment be cancelled and all outstanding amounts be repaid to that Lender at the expiry of such notice period.

(d)	For the purpose of paragraph (a) above “control” means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the Company; or

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Company; or

(C)	give directions with respect to the operating and financial policies of the Company which the directors or other equivalent officers of the Company are obliged to comply with; or

(ii)	the holding of more than one-half of the issued share capital of the Company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

(e)	For the purpose of paragraph (a) above, “acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co operate, through the acquisition by any of them, either directly or indirectly, of shares in the Company, to obtain or consolidate control of the Company.

8.3	Voluntary cancellation

The Company may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of £2,500,000) of an Available Facility. Any cancellation under this Clause 8.3 shall reduce the Commitments of the Lenders rateably under that Facility.

8.4	Voluntary prepayment of Loans

(a)	A Borrower to which a Loan has been made may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of £2,500,000).

(b)	A Facility A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the applicable Available Facility is zero).

8.5	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Company under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs); or

(iii)	any Lender notifies the Agent of its Additional Cost Rate under paragraph 3 of Schedule 4 (Mandatory Cost formulae),

the Company may, whilst (in the case of paragraphs (i) and (ii) above) the circumstance giving rise to the requirement or indemnification continues or (in the case of paragraph (iii) above) that Additional Cost Rate is greater than zero, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

8.6	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	No Borrower may reborrow any part of Facility A which is prepaid.

(d)	Unless a contrary indication appears in this Agreement, any part of Facility B which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(e)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g)	If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

SECTION 5

COSTS OF UTILISATION

9.	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR or, in relation to any Loan in euro, EURIBOR; and

(c)	Mandatory Cost, if any.

9.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

9.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for the Facility A Loan is irrevocable and must be delivered to the Agent by the Company not later than the Specified Time.

(c)	If the Company fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be the same length as the last Interest Period for that Loan.

(d)	Subject to this Clause 10, a Borrower (or the Company) may select an Interest Period of one, two, three or six Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders).

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

(f)	Each Interest Period for the Facility A Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)	A Facility B Loan has one Interest Period only.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin;

(ii)

the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 50 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.

11.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

11.4	Break Costs

(a)	Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party (through the Agent) its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.	FEES

12.1	Commitment fee

(a)	The Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of:

(i)	40 per cent. of the Margin applicable to the Facility A Loan at such time per annum on that Lender’s Available Commitment under Facility A for the Availability Period applicable to Facility A; and

(ii)	35 per cent. of the Margin applicable to Facility B Loans at such time per annum on that Lender’s Available Commitment under Facility B for the Availability Period applicable to Facility B.

(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

12.2	Participation fee

The Company shall pay to the Original Lenders a participation fee in the amount and at the times agreed in a Fee Letter.

12.3	Agency fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

12.4	Utilisation fee

(a)	The Company shall pay to the Agent (for the account of each Lender) a utilisation fee in the Base Currency on the amount of each Lender’s participation in Loans outstanding from day to day for the period during which the Base Currency Amount of Loans exceeds, in aggregate, more than 50 per cent. of the Total Commitments as at the Effective Date, such utilisation fee to be calculated at the rate of 0.025 per cent. per annum.

(b)	Any accrued utilisation fee is payable from the date of the Amendment Agreement on the last day of each successive period of three Months in respect of which any utilisation fee has accrued and on the Termination Date for Facility B.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.	TAX GROSS UP AND INDEMNITIES

13.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(i)	a Lender (other than a Lender within sub-paragraph (ii) below) which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(A)	a Lender:

(1)	which is a bank (as defined for the purpose of section 349 of the Taxes Act) making an advance under a Finance Document; or

(2)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 349 of the Taxes Act) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance;

(B)	a Treaty Lender; or

(ii)	a building society (as defined for the purposes of section 477A of the Taxes Act).

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(i)	is treated as a resident of a Treaty State for the purposes of the Treaty; and

(ii)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

(b)	Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	However, in the case of a Tax Deduction for or on account of US federal withholding tax required by law to be made by a US Obligor from a payment of interest to a Lender on a Loan to that US Obligor, paragraph (c) shall apply only if that Lender is a US Qualifying Lender.

(e)	An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by the United Kingdom from a payment of interest on a Loan, if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(ii)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (h) below.

(f)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(g)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(h)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(i)	In relation to each Borrower which is a US Obligor, each Lender which is a US Qualifying Lender shall submit to that Borrower, promptly after receipt of any written request to do so, two duly completed and signed copies of the relevant Withholding Form. However, no Lender shall be required to submit any Withholding Form if that Lender is not allowed validly to do so. The Lender shall take reasonable steps to obtain any exemption (if any) from US federal withholding tax on interest payable by the relevant Borrower to that Lender on Loans under this Agreement that is available to that Lender in the circumstances.

13.3	Tax indemnity

(a)	The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 13.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 13.2 (Tax gross-up) applied.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3 notify the Agent.

13.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

13.5	Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.6	Value added tax

(a)	All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)

If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such

Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT.

(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses.

14.	INCREASED COSTS

14.1	Increased costs

(a)	Subject to Clause 14.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of the Amendment Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

14.3	Exceptions

(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost;

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of the Amendment Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	In this Clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).

14.4	Regulation D Costs

Each Obligor shall, promptly upon demand by a Lender pay to such Lender the amount of any Regulation D Costs actually incurred by such Lender in respect of its participation to any Loan made by it to such US Obligor (or deposits maintained by such Lender to fund that participation).

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

15.3	Indemnity to the Agent

The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

(a)	The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Company shall promptly on demand pay the Agent and the Original Lenders the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing and execution of this Agreement and any other documents referred to in this Agreement.

17.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 29.9 (Change of currency), the Company shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement costs

The Company shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

GUARANTEE

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

(a)	Each Guarantor irrevocably and unconditionally jointly and severally:

(i)	guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations in relation to Facility A (and any interest payable thereon) under the Finance Documents;

(ii)	undertakes with each Finance Party that whenever a Borrower does not pay any amount in relation to Facility A (or any interest payable thereon) when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(iii)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed in paragraph (a)(i) above by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

(b)	Each Guarantor irrevocably and unconditionally jointly and severally:

(i)	guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations in relation to Facility B and any other amount payable under the Finance Documents (other than in relation to Facility A (and any interest payable thereon)) under the Finance Documents;

(ii)	undertakes with each Finance Party that whenever a Borrower does not pay any amount in relation to Facility B or any other amount payable under the Finance Documents (other than in relation to Facility A (or any interest payable thereon)) when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(iii)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it in paragraph (b)(i) above is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

18.4	Waiver of defences

The obligations of each Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

18.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 18.

18.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

18.8	Release of Guarantor’s right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

18.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

18.10	US Guarantors

(a)	Each US Guarantor represents, warrants and agrees that:

(i)	it will receive valuable direct and indirect benefits as a result of the transactions financed by the Finance Documents;

(ii)	each Finance Party has acted in good faith in connection with the guarantee given by that US Guarantor and the transactions contemplated by the Finance Documents;

(iii)	the aggregate amount of its debts (including its obligations under the Finance Documents as limited by Clause 18.10(b) below) is not more than the aggregate value (being the lesser of fair valuation and present fair saleable value) of its assets;

(iv)	its capital is not unreasonably small to carry on its business as it is being conducted;

(v)	it has not incurred and does not intend to incur debts beyond its ability to pay as they mature; and

(vi)	it has not made a transfer or incurred any obligation under any Finance Document with the intent to hinder, delay or defraud any of its present or future creditors.

(b)	Notwithstanding anything to the contrary contained herein or in any other Finance Document, the maximum liability of each US Guarantor under Clause 18 (Guarantee and indemnity) shall in no event exceed an amount equal to the greatest amount that would not render such US Guarantor’s obligations hereunder and under the other Finance Documents subject to avoidance under US Bankruptcy Law or to being set aside, avoided or annulled under any Fraudulent Transfer Law.

(c)	Each Finance Party agrees that each US Guarantor’s liability under this Clause is limited so that no obligation of, or transfer by, it under this Clause 18 is subject to avoidance and turnover under any applicable bankruptcy or fraudulent transfer law.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 19 to each Finance Party on the date of this Agreement and as provided in Clause 3 (Representations) of the Amendment Agreement.

19.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

19.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law as at the date of this Agreement limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 25 (Changes to the Obligors), legal, valid, binding and enforceable obligations.

19.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries’ constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets.

19.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

19.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

19.6	Governing law and enforcement

(a)	The choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

19.7	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

19.8	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

19.9	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which might in the reasonable opinion of the Lenders be expected to have a Material Adverse Effect.

19.10	No misleading information

(a)	Any factual information provided in writing by any member of the Group to the Agent in its capacity as such (and any Original Lender) was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Any financial projections provided by or on behalf of any member of the Group to the Agent in its capacity as such (and any Original Lender) in connection with any Finance Document have been prepared by reference to recent historical information and on the basis of reasonable assumptions.

19.11	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements fairly represent or give a true and fair view of (in the case of the Company) its financial condition and operations (consolidated in the case of the Company) during the relevant financial year.

(c)	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Company) since the date of the Original Financial Statements.

19.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

19.14	Environmental compliance

Each member of the Group has performed and observed in all respects all Environmental Law, Environmental Permits and all other covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or Hazardous Substance in connection with any property which is or was at any time owned, leased, occupied or controlled by any member of the Group or on which any member of the Group has conducted any activity in each case where failure to do so might reasonably be expected to have a Material Adverse Effect.

19.15	Intellectual Property

(a)	A member of the Group owns or has licensed to it on arm’s length terms all the Intellectual Property which is material to the conduct of the business of the Group taken as a whole as it is being conducted.

(b)	Each member of the Group has taken all necessary action (including payment of fees) to safeguard, maintain in full force and effect and preserve its ability to enforce all such Intellectual Property referred to in paragraph (a) above to the extent that failure to do so could reasonably be expected to have a Material Adverse Effect.

(c)	To the best of its knowledge and belief, no member of the Group has infringed any Intellectual Property of any third party in any material respect which could reasonably be expected to have a Material Adverse Effect.

(d)	To the best of its knowledge and belief, there has been no infringement or threatened or suspected infringement of or challenge to the validity of any Intellectual Property owned by or licensed to any member of the Group which could reasonably be expected to have a Material Adverse Effect.

19.16	No Immunity

In any proceedings taken in its jurisdiction of incorporation in relation to this Agreement, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

19.17	Employee Benefit Plans

(a)	No Obligor or ERISA Affiliate has incurred or could be reasonably expected to incur any liability to, or on account of, a Multiemployer Plan as a result of a violation of Section 515 of ERISA or pursuant to Section 4201, 4204 or 4212(c) of ERISA that would give rise to a Material Adverse Effect.

(b)	Each Employee Plan complies in form and operation with ERISA, the Internal Revenue Code and all other applicable laws and regulations, except where such failure to comply would not reasonably be expected to cause a Material Adverse Effect.

(c)	Each Employee Plan intended to be qualified under Section 401(a) of the Internal Revenue Code has been determined by the IRS to be so qualified.

(d)	There exists no Unfunded Pension Liability with respect to any Employee Plan, except as would not have a Material Adverse Effect.

(e)	There is no litigation, arbitration, administrative proceeding or claim pending or threatened against or with respect to any Employee Plan (other than routine claims for benefits) which has or, if adversely determined, would reasonably be expected have a Material Adverse Effect.

(f)	Each Obligor and each ERISA Affiliate has made all material contributions to each Employee Plan and Multiemployer Plan required by law within the applicable time limits prescribed by law, the terms of that Plan and any contract or agreement requiring contributions to that Plan.

(g)	No Obligor or ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, or ceased making contributions to any Employee Plan subject to Section 4064(a) of ERISA to which it made contributions in each case that would reasonably be expected to cause a Material Adverse Effect.

(h)	No Obligor or ERISA Affiliate has incurred any liability to the PBGC that has not been satisfied in full.

(i)	No ERISA Event has occurred or is reasonably likely to occur that would reasonably be expected to cause a Material Adverse Effect.

19.18	Margin Regulation

(a)	No US Obligor is engaged principally, or as one of its important activities, in the business of owning or extending credit for the purpose of purchasing or carrying any Margin Stock.

(b)	The proceeds of the Loans will not be used, directly or indirectly, in whole or in part, for “purchasing” or “carrying” Margin Stock or for any similar purpose, in each case, in a manner that would be reasonably likely (whether immediately, incidentally or ultimately) to entail a violation of Regulation U or Regulation X.

(c)	Neither any Obligor nor any agent acting on its behalf has taken or will take any action which might cause any Finance Document or any document delivered under or in connection with any Finance Document to violate any regulation of the Board (including Regulation T, U or X) or violate the United States Securities Exchange Act of 1934 or any applicable US federal or state securities law.

19.19	US Regulation

No member of the Group is:

(a)	a “holding company”, an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” within the meaning of, or subject to regulation under, the United States Public Utility Holding Company Act of 1935;

(b)	a “public utility” within the meaning of, or subject to regulation under, the United States Federal Power Act of 1920;

(c)	an “investment company” or a company “controlled” by an “investment company” within the meaning of the United States Investment Company Act of 1940; or

(d)	subject to regulation under any United States federal or state law or regulation that limits its ability to incur or guarantee indebtedness.

19.20	Repetition

The Repeating Representations and, in the case of paragraph (a) below, the representations set out in Clauses 19.7 (Deduction of Tax), 19.8 (No filing or stamp taxes) and paragraphs (a) and (b) of Clause 19.11 (Financial Statements) by reference to the relevant Original Financial Statements, are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on:

(a)	the date of each Utilisation Request and the first day of each Interest Period; and

(b)	in the case of an Additional Obligor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor.

20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 120 days after the end of each of its financial years, its audited consolidated financial statements for that financial year;

(b)	as soon as the same become available, but in any event within 120 days after the end of its financial years, the audited (but not consolidated) financial statements for each Obligor for that financial year; and

(c)	as soon as the same become available, but in any event within 45 days after the end of each quarter of each of its financial years its consolidated (but not audited) financial statements for that financial quarter year (as derived from its management accounts).

20.2	Compliance Certificate

(a)	The Company shall supply to the Agent, with each set of financial statements delivered pursuant to Clause 20.1 (Financial statements) (except where such set of financial statements is delivered at the end of a quarter of the Company’s financial year that does not fall on the end its half financial year or at the end of its financial year), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial covenants) as at the date as at which those financial statements were drawn up. For the avoidance of doubt, the Company shall supply to the Agent a Compliance Certificate within 45 days of the end of each of its financial years and half financial years, along with the financial statements required by Clause 20.1(c). The Company shall supply a further Compliance Certificate to the Agent within 120 days of the end of each of its financial years, along with the financial statements required by Clause 20.1(a).

(b)	Each Compliance Certificate shall be signed by either the chief financial officer or two directors of the Company and, if required to be delivered with the financial statements of the Company delivered pursuant to paragraph (a) of Clause 20.1 (Financial statements), by the Company’s auditors.

20.3	Requirements as to financial statements

(a)	The Company shall procure that each set of financial statements delivered pursuant to Clause 20.1 (Financial statements) is prepared using GAAP, and accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, or the accounting practices or reference periods and delivers to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 21 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

(b)	If the Company notifies the Agent of a change in accordance with paragraph (i) above then the Company and Agent shall enter into negotiations in good faith for a period of not more than 180 days with a view to agreeing:

(i)	whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(ii)	if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms and if any amendments are agreed by the Majority Lenders they shall take effect and be binding on each of the Parties in accordance with their terms.

20.4	Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by the Company to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly, upon becoming aware of them, the details of any claim, notice or other communication received by it in respect of any actual or alleged breach of or liability under Environmental Law which, if determined, might reasonably be expected to have a Material Adverse Effect;

(c)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect; and

(d)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.

20.5	Information: limitations

(a)	Notwithstanding any other clause in this Agreement, information provided in relation to the LTPA and the Special Shareholder’s Rights and any other information provided in relation to Clause 20.4(d) (Information: miscellaneous) above shall be provided subject to the interests of national security. If national security interests apply, the Company shall certify to the Agent either:

(i)	why such national security requirements dictate that the relevant information cannot be disclosed: or

(ii)	that due to interests of national security, the Company is unable to disclose either the information requested or the reason why the relevant information cannot be disclosed.

20.6	Notification of default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

(c)	The Company shall notify the Agent of any event of default or termination event (howsoever described) under the LTPA (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

20.7	Information undertaking: Listing

In the event of a listing of all or any part of the share capital of the Company or any holding company of the Company on the London Stock Exchange or any other recognised investment exchange (as that term is used in the Financial Services and Markets Act 2000) or any other sale or issue by way of flotation or public offering (a “Listing”)), the Company shall supply the following:

(a)	promptly upon them becoming available, details of the timetable of the Listing and the amount of share capital which is being offered for Listing;

(b)	promptly upon it becoming available, the offering circular to be used for the Listing;

(c)	promptly upon them becoming available, details of the likely shareholdings of the MoD and the Carlyle Investor taken together with Carlyle Co-invest following such Listing; and

(d)	such other information regarding the Listing as any Finance Party (through the Agent) may reasonably request,

provided that the Company shall not be required to provide such information to the extent to do so would be a breach of any law or regulation (including, but not limited to, the rules of the London Stock Exchange or any other recognised investment exchange).

20.8	Use of websites

(a)	The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders ( the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within ten Business Days.

20.9	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Company shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 25 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

20.10	ERISA

Each Obligor shall:

(a)	promptly upon a request by the Agent or a Lender, deliver to the Agent copies of Schedule B (Actuarial Information) to the Annual Report (IRS Form 5500 Series) with respect of each Employee Plan;

(b)	within seven days after an Obligor becomes aware that any ERISA Event has occurred with respect to the Obligor or any ERISA Affiliate or, in the case of any ERISA Event which requires advance notice under Section 4043(b)(3) of ERISA, will occur, deliver to the Agent a statement signed by an officer of an Obligor or ERISA Affiliate describing that ERISA Event and the action, if any, taken or proposed to be taken with respect to that ERISA Event;

(c)	within seven days after receipt by it or any ERISA Affiliate or any administrator of an Employee Plan, deliver to the Agent copies of each notice from the PBGC stating its intention to terminate any Employee Plan or to have a trustee appointed to administer any Employee Plan; and

(d)	within seven days after becoming aware of any event or circumstance which would reasonably be expected to constitute grounds for the termination of (or the appointment of a trustee to administer) any Employee Plan or Multiemployer Plan, provide an explanation of that event or circumstance by an officer of the Obligor or ERISA Affiliate affected by that event or circumstance.

21.	FINANCIAL COVENANTS

21.1	Financial definitions

In this Clause 21:

“Consolidated Total Net Debt” means at any time the aggregate amount of all obligations of the Group for or in respect of Indebtedness for Borrowed Money but:

(a)	excluding any such obligations to any other member of the Group;

(b)	excluding any obligations under the Aquila/Chertsey Loan Note;

(c)	including, in the case of finance leases, only the capitalised value therefore; and

(d)	deducting the aggregate amount of freely available Cash and Cash Equivalent Investments held by any member of the Group at such time,

and so that no amount shall be included or excluded more than once.

In calculating Consolidated Total Net Debt, non-Sterling amounts will be translated at the average rates of exchange used in the calculation of Consolidated EBITDA.

“Consolidated EBIT” means the consolidated profits of the Group from ordinary activities before taxation:

(a)	before deducting any Consolidated Net Finance Charges;

(b)	before taking into account any items treated as exceptional or extraordinary items (including redundancy costs);

(c)	after deducting the amount of any profit of any member of the Group which is attributable to minority interests; and

(d)	after deducting (to the extent included) any gains or losses on the disposal of fixed assets (other than in the ordinary course of trading).

In each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining the profits of the Group from ordinary activities before taxation.

“Consolidated EBITDA” means Consolidated EBIT before deducting any amount attributable to the amortisation of intangible assets or the depreciation of tangible assets.

“Consolidated Net Finance Charges” means, for any Relevant Period, the aggregate amount of the accrued interest, commission, fees (excluding the fee referred to in Clause 12.2 (Participation Fee)), discounts, prepayment penalties or premiums and other finance payments in respect of Indebtedness for Borrowed Money whether paid or payable or capitalised by any member of the Group in respect of the Relevant Period:

(a)	excluding any such obligations owed to any other member of the Group;

(b)	excluding any interest payable and any other finance charges (whether or not paid, payable or capitalised) accrued by QinetiQ Limited, Precis (2188) Limited and Precis (2187) Limited in accordance with the Aquila/Chertsey Loan Note and funded in the Relevant Period in which they accrue or are payable from Disposal Proceeds (as defined in the Aquila/Chertsey Loan Note) in accordance with the terms thereof;

(c)	including the interest element of leasing and hire purchase payments;

(d)	including any accrued commission, fees, discounts and other finance payments payable by any member of the Group under any interest rate hedging arrangement;

(e)	deducting any accrued commission, fees, discounts and other finance payments owing to any member of the Group under any interest rate hedging instrument;

(f)	including any amounts in the nature of interest payable in respect of any shares other than equity share capital (other than in relation to the Shareholder Preference Shares); and

(g)	deducting any accrued interest (whether paid or payable) owing to any member of the Group on any deposit or bank account;

“Relevant Date” means 30 September 2004 and thereafter the last day of each Relevant Period.

“Relevant Period” means each period of twelve months ending on the last day of the Company’s financial year and each period of twelve months ending on the last day of the first half of the Company’s financial year.

21.2	Financial condition

The Company shall ensure that:

(a)	the ratio of Consolidated Total Net Debt on each Relevant Date to Consolidated EBITDA for any Relevant Period shall not exceed 3.5:1; and

(b)	the ratio of Consolidated EBITDA to Consolidated Net Finance Charges on each Relevant Date in respect of any Relevant Period shall not be less than 4:1.

21.3	Financial testing

The financial covenants set out in Clause 21.2 (Financial condition) shall be tested by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to Clause 20.2 (Compliance Certificate).

21.4	Certain Calculations

For the purposes of calculating Consolidated EBITDA (for Clause 21.2(a) only) with respect to any Relevant Period during which a member of the Group acquires a company or business (“Relevant Acquisition”), the contribution (whether negative or positive) of such company or business to Consolidated EBITDA shall be calculated as if such Relevant Acquisition occurred on the first day of such Relevant Period (and the earnings before interest, tax, depreciation and amortisation of such company or business during the period from the date of the Relevant Acquisition until the end of such Relevant Period shall be annualised to achieve this effect).

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

22.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject if failure so to comply might reasonably be expected to have a Material Adverse Effect.

22.3	Pari passu

Each Obligor shall ensure that its obligations under the Finance Documents rank at all times at least pari passu in right of priority and payment with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

22.4	Negative pledge

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group; or

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to:

(i)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances or exposure under hedging arrangements entered into in the ordinary course of its business (and not for speculative purposes) or cash pooling or similar arrangements between members of the Group;

(ii)	any Security over or affecting the Chertsey Property granted in favour of the MoD in relation to the Chertsey Property;

(iii)	any lien arising by operation of law and in the ordinary course of trading;

(iv)	any Security over or affecting (or transaction (“Quasi-Security”) described in paragraph (b) above affecting) any asset acquired by a member of the Group after the date of this Agreement if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(B)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and

(C)	the Security or Quasi-Security is removed or discharged within six months of the date of acquisition of such asset;

(v)	any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement,

where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group, if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(C)	the Security or Quasi-Security is removed or discharged within six months of that company becoming a member of the Group;

(vi)	any Security entered into pursuant to any Finance Document;

(vii)	any Security or Quasi-Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security or Quasi-Security given by any member of the Group other than any permitted under paragraphs (i) to (vi) above) does not exceed £30,000,000 (or its equivalent in another currency or currencies).

22.5	Disposals

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will), enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	made in the ordinary course of trading of the disposing entity;

(ii)	of cash for any purpose not prohibited under this Agreement;

(iii)	of Cash Equivalent Investments on arm’s length terms;

(iv)	constituting the creation of any Security permitted under Clause 22.4 (Negative Pledge);

(v)	of the Chertsey Property, in accordance with the Aquila/Chertsey Loan Note;

(vi)	by one Subsidiary to another Subsidiary provided that in the case of such sale, lease, transfer or other disposal by an Obligor to a non-Obligor, the non-Obligor would be able to accede as a Guarantor if required pursuant to Clause 22.15 (Guarantors) (ignoring, for this purpose, paragraph (b) of Clause 22.15);

(vii)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(viii)	on arm’s length terms of obsolete or redundant plant or equipment not required for the efficient operation of its business;

(ix)	where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal by the Group, other than any permitted under paragraphs (i) to (viii) above) does not exceed £30,000,000 (or its equivalent in another currency or currencies) in any financial year of the Company; and

(x)	which could otherwise arise as a consequence of granting a licence over its Intellectual Property in the ordinary course of trading.

22.6	Merger

No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction.

22.7	Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Company, the Group or the Obligors taken as a whole from that carried on at the date of this Agreement.

22.8	Insurance

Each Obligor shall (and the Company shall ensure that each member of the Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent usually insured against by prudent companies located in the same or similar country carrying on the same or substantially similar business.

22.9	Acquisitions

Save for Permitted Acquisitions, no Obligor shall (and the Company shall ensure that no other member of the Group will) acquire any company, business or undertaking (or in each case, any interest in any of them).

22.10	Loans and Guarantees

(a)	Subject to paragraph (b) below, no Obligor shall (and the Company shall ensure that no member of the Group will) make any loans (other than loans to other members of the Group), grant any credit or give any guarantee or indemnity (except as required under any of the Finance Documents) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person.

(b)	Paragraph (a) above shall not apply in respect of:

(i)	trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading;

(ii)	trade credit, guarantees, indemnities, bonds and letters of credit granted, given or issued by a member of the Group on arm’s length terms and in the ordinary course of its trading in respect of a member of the Group and not in respect of Financial Indebtedness; and

(iii)	any loan, guarantee, indemnity or credit so long as the aggregate amount of the Financial Indebtedness under any such loans or subject to such guarantee, indemnity or credit (for the avoidance of doubt, not including any loans, guarantees, indemnities or credit not prohibited under paragraph (a) above) does not exceed £40,000,000 (or its equivalent) at any time.

22.11	Equity

(a)	Subject to paragraph (b) below, no Obligor shall (and the Company shall ensure that no member of the Group will) invest in or acquire (or agree to invest in or acquire) any share in or any security issued by any joint venture of any member of the Group or any interest therein.

(b)	Paragraph (a) above shall not apply in respect of any investment or acquisition so long as the aggregate amount of such investments or acquisitions does not exceed £10,000,000 (or its equivalent) in any financial year of the Company.

22.12	Financial Indebtedness

(a)	No Obligor shall (and the Company shall ensure that no member of the Group will) incur any Financial Indebtedness;

(b)	Sub-clause 22.11(a) shall not apply to Financial Indebtedness:

(i)	arising under the Finance Documents;

(ii)	permitted under Clause 22.10 (Loans and Guarantees);

(iii)	arising under the Aquila/Chertsey Loan Note;

(iv)	of any person acquired by a member of the Group which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of six Months following the date of acquisition;

(v)	in respect of ancilliary facilities provided by the Ancilliary Lender up to a maximum amount of £40,000,000; and

(vi)	not permitted by the preceding paragraphs and the outstanding principal amount of which does not exceed £40,000,000 (or its equivalent) in aggregate for the Group at any time.

22.13	Constitutional Documents

Each Obligor shall not (and the Company shall ensure that each other member of the Group shall not):

(a)	amend its constitutional documents; or

(b)	enter into any new agreement between its shareholders or amend any existing agreement between its shareholders,

in each case, which would have the effect of materially impairing its ability to perform its obligations under the Finance Documents.

22.14	Environmental Undertakings

Each Obligor shall (and the Company shall ensure that each other member of the Group will):

(a)	comply with all Environmental Law to which it may be subject;

(b)	obtain all Environmental Permits required or desirable in connection with its business; and

(c)	comply with the terms of all those Environmental Permits,

in each case where failure to do so might reasonably be expected to have a Material Adverse Effect.

22.15	Guarantors

(a)	If at any time the aggregate contribution (disregarding any intra-Group items but for the avoidance of doubt including investments in Subsidiaries) of Guarantors to the net assets or Consolidated EBITDA of the Group falls below the threshold test of 75% of the net assets or Consolidated EBITDA of the Group (the “Threshold Test”), the Company shall, subject to paragraph (b) below, procure that such members of the Group become Additional Guarantors as may be required so that the Threshold Test is then met within 45 Business Days of the delivery to the Agent of the relevant Compliance Certificate.

(b)	The Company need only perform its obligations under paragraph (a) above if it is not unlawful for the relevant person to become a Guarantor and that person becoming a Guarantor would not result in personal liability for that person’s directors or other management. Each Obligor shall use reasonable endeavours (including compliance with sections 155-158 of the Companies Act 1985 or the equivalent in that relevant person’s jurisdiction of incorporation, if applicable) lawfully to avoid any such unlawfulness or personal liability (including agreeing to a limit on the amount guaranteed); the Agent shall agree to such a limit if to do so would avoid the relevant unlawfulness or personal liability.

22.16	Condition Subsequent

The Company will deliver to the Agent, not later than 30 days after the initial Utilisation, a list of MoD Approved Institutions.

22.17	ERISA

Each Obligor shall:

(a)	ensure that neither it nor any ERISA Affiliate engages in a complete or partial withdrawal, within the meaning of Sections 4203 and 4205 of ERISA, from any Multiemployer Plan that would reasonably be expected to increase the nominal contribution to such plan without the prior consent of the Majority Lenders;

(b)	ensure that any material liability imposed on it or any ERISA Affiliate pursuant to Title IV of ERISA is paid and discharged when due;

(c)	ensure that neither it nor any ERISA Affiliate adopts an amendment to an Employee Plan requiring the provision of Security under Section 307 of ERISA or Section 401(a)(29) of the Internal Revenue Code without the prior consent of the Majority Lenders; and

(d)	ensure that no Employee Plan is terminated under Section 4041 of ERISA in a circumstance that would reasonably be expected to give rise to a Material Adverse Effect.

22.18	Margin Regulation

(a)	Each US Obligor shall (and the Company shall ensure that each US Obligor shall) use the proceeds of the Loans without violating Regulation T, U or X or any other applicable US federal or state laws or regulations.

(b)	If reasonably requested by the Agent, each US Obligor shall furnish to the Agent a statement in conformity with the requirements of FR Form U-1 referred to in Regulation U.

22A	Anti-terrorism Laws and Anti-money Laundering Laws

(a)	Each Obligor is not and, after making due inquiry, no Person who owns a controlling interest in or otherwise controls such Obligor is or shall be, (i) listed on the Lists; (ii) designated a Designated Person, (iii) a Person or entity with which any Finance Party is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Orders or (v) a Person that is affiliated or associated with a Person or entity listed previously in this Clause 22A (Anti-Terrorism Laws and Anti-Money Laundering Laws).

(b)	None of the Obligors or, to the knowledge of any of the Obligors, any of its Affiliates, nor any brokers or other agents acting in any capacity in connection with the Loans hereunder (i) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Orders, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, (iii) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering under 18 U.S.C. §§ 1956 and 1957, drug trafficking, terrorist-related activities or other money laundering predicate crimes, or any violation of the BSA, (iv) has been assessed civil penalties under any Anti-Money Laundering Laws, or (v) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.

(c)	Each Obligor shall immediately notify the Finance Parties if such Obligor obtains knowledge that any holder of a direct or indirect interest in such Obligor, or any director, manager or officer of any of such holder, (i) has been listed on any of the Lists, (ii) has become a Designated Person, (iii) is under investigation by any governmental authority for, or has been charged with or convicted of, money laundering drug trafficking, terrorist-related activities or other money laundering predicate crimes, or any violation of the BSA, (iv) has been assessed civil penalties under any Anti-Money Laundering Laws, or (v) has had funds seized or forfeited in an action under any Anti-Money Laundering Laws.

(d)	Each Obligor has taken, and agrees that it shall continue to take, reasonable measures (including, without limitation, the adoption of adequate policies, procedures and internal controls) appropriate to the circumstances (in any event as required by applicable requirements of law), to ensure that such Obligor is and shall be in compliance with all current and future Anti-Money Laundering Laws and Anti-Terrorism Laws and applicable requirements of law and governmental guidance for the prevention of terrorism, terrorist financing and drug trafficking.

(e)	Each Obligor shall not, directly or indirectly, (i) violate any of the prohibitions set forth in any current or future Anti-Money Laundering Law or Anti-Terrorism Law applicable to it or its business, (ii) require any Finance Party to take any action that would cause it to be in violation of the prohibitions set forth in any current or future Anti-Money Laundering Law or Anti-Terrorism Law, it being understood the Finance Parties can refuse to honor any such request or demand otherwise validly made by any Obligor under any Finance Document, (iii) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Designated Person or any other Person identified in any List, (iv) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any current and future Anti-Money Laundering Law or Anti-Terrorism Law, (v) repay any Loan with any funds derived from any unlawful activity with the result that the making of any Loan would be in violation of law, or (vi) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any current and future Anti-Money Laundering Law or Anti-Terrorism Law (and such Obligor shall deliver to the Finance Parties any certification or other evidence requested from time to time by any Finance Party confirming compliance with Clause 22A (Anti-Terrorism Laws and Anti-Money Laundering Laws)).

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 23 is an Event of Default.

23.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within 3 Business Days of its due date.

23.2	Financial covenants

Any requirement of Clause 21 (Financial covenants) is not satisfied.

23.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) and Clause 23.2 (Financial covenants)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the Agent giving notice to the Company or the Company becoming aware of the failure to comply.

23.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, unless the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within 15 Business Days of the Company became aware of such misrepresentation or receiving notice from the Agent of such breach.

23.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 23.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than £10,000,000 (or its equivalent in any other currency or currencies).

23.6	Insolvency

(a)	An Obligor or a Material Subsidiary is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of an Obligor or a Material Subsidiary is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of an Obligor or a Material Subsidiary.

23.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step (other than one which is frivolous or vexatious) is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or a Material Subsidiary other than a solvent reorganisation of a Material Subsidiary which is not an Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor of any Obligor or a Material Subsidiary;

(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of a Material Subsidiary which is not an Obligor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of an Obligor or Material Subsidiary or any of its assets; or

(d)	enforcement of any Security over any assets of any Obligor or a Material Subsidiary,

or any analogous procedure or step is taken in any jurisdiction.

23.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of an Obligor or a Material Subsidiary of the Group having an aggregate value of £10,000,000 and which is not discharged within 30 days.

23.9	Ownership of the Obligors

An Obligor (other than the Company) is not or ceases to be a Subsidiary of the Company.

23.10	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

23.11	Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

23.12	Nationalisation and Special Shareholder’s Rights

(a)	Any step is taken by any person with a view to the seizure, compulsory acquisition, expropriation or nationalisation of all or any of the shares, or all of any material part of the assets of any Obligor or Material Subsidiary which could reasonably be expected to have a Material Adverse Effect.

(b)	The MoD exercises or purports to exercise any of its Special Shareholder’s Rights in a manner which could reasonably be expected to have a Material Adverse Effect.

23.13	LTPA Exit Plan

Where:

(a)	notice of termination of the LTPA under Clauses 59, 60, 61 and 62 of the LTPA has been given; and

(b)	at the date of such notice of termination the value of all revenues generated under the LTPA for the Group in the twelve months prior to the date of the most recent financial statements exceeds 20 per cent. of the total revenues of the Group as reported in the most recent financial statements.

23.14	Material adverse change

Any event or circumstance occurs which the Majority Lenders reasonably believe might have a Material Adverse Effect.

23.15	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

23.16	ERISA

(a)	Any of the following events results in the imposition of or granting of Security, or the incurring of a liability or a material risk of incurring a liability that individually and/or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect:

(i)	any ERISA Event occurs or is reasonably expected to occur;

(ii)	any Obligor or ERISA Affiliate incurs or is likely to incur a liability to or on account of a Multiemployer Plan as a result of a violation of Section 515 of ERISA or under Section 4201, 4204 or 4212(c) of ERISA;

(iii)	the fair market value of the assets of any Employee Plan subject to Title IV of ERISA is not at least equal to the present value of the “benefit liabilities” (within the meaning of Section 4001(a)(16) of ERISA) under that Employee Plan using the actuarial assumptions and methods used by the actuary to that Employee Plan in its most recent valuation of that Employee Plan; or

(iv)	any Obligor or ERISA Affiliate incurs or is likely to incur a liability to or on account of an Employee Plan under Section 409, 502(i) or 502(I) of ERISA or Section 401(a)(29), 4971 or 4975 of the Internal Revenue Code.

23.17	US insolvency proceedings

Any of the following occurs in respect of a US Obligor:

(a)	it makes a general assignment for the benefit of creditors;

(b)	it commences a voluntary case or proceeding under any US Bankruptcy Law;

(c)	an involuntary proceeding under any US Bankruptcy Law is commenced against it and is not challenged by appropriate means within thirty (30) days and is not dismissed or stayed within ninety (90) days after commencement of such case; or

(d)	a custodian, conservator, receiver, liquidator, assignee, trustee, sequestrator or other similar official is appointed under any US Bankruptcy Law for, or takes charge of, all or a substantial part of the property of a US Obligor.

23.18	Automatic Acceleration

If an Event of Default occurs under Clause 23.17 (US insolvency proceedings) in relation to:

(a)	any Borrower which is a US Obligor:

(i)	the Total Commitments shall immediately be cancelled; and

(ii)	all of the Loans, together with accrued interest, and all other amounts accrued under the Finance Documents shall be immediately due and payable,

in each case automatically and without any direction, notice, declaration or other act; or

(b)	any Guarantor which is a US Obligor, each amount expressed by Clause 18 (Guarantee and indemnity) to be payable by that Guarantor on demand shall, after that Event of Default has occurred, be immediately due and payable by that Guarantor without the need for any demand or other claim on that Guarantor or any other US Obligor.

SECTION 9

CHANGES TO PARTIES

24.	CHANGES TO THE LENDERS

24.1	Assignments and transfers by the Lenders

Subject to this Clause 24, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets provided that such party is a MoD Approved Institution (the “New Lender”).

24.2	Conditions of assignment or transfer

(a)	The consent of the Company (such consent not to be unreasonably withheld or delayed and, for the avoidance of doubt, it shall not be unreasonable for Company to withhold its consent in respect of a proposed Lender that is a hedge fund) is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender.

(b)	The Company will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

(c)	The consent of the Company to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(d)	Any assignment or transfer by an Existing Lender to a New Lender shall only be effective if it assigns or transfers the Existing Lender’s share of each Facility in the same proportion.

(e)	An assignment will only be effective on:

(i)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(f)	A transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

(g)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of £1500.

24.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

24.6	Copy of Transfer Certificate to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Company a copy of that Transfer Certificate.

24.7	Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

25.	CHANGES TO THE OBLIGORS

25.1	Assignment and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.2	Additional Borrowers

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 20.9 (“Know your customer” checks), the Company may request that any of its Subsidiaries becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

(i)

(A)	it is incorporated in the United Kingdom or the United States of America; or

(B)	the Lenders approve the addition of that Subsidiary;

(ii)	the Company delivers to the Agent a duly completed and executed Accession Letter;

(iii)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(iv)	the Agent has received all of the documents and other evidence listed in Part III of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part III of Schedule 2 (Conditions precedent).

25.3	Resignation of a Borrower

(a)	The Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

25.4	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 20.9 (“Know your customer” checks), the Company may request that any of its Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i)	the Company delivers to the Agent a duly completed and executed Accession Letter; and

(ii)	the Agent has received all of the documents and other evidence listed in Part III of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part III of Schedule 2 (Conditions precedent).

25.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations and each of the representations set out in Clauses 19.7 (Deduction of Tax), 19.8 (No filing or stamp taxes) and paragraphs (a) and (b) of Clause 19.11 (Financial Statements) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

25.6	Resignation of a Guarantor

(a)	The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	all the Lenders have consented to the Company’s request.

SECTION 10

THE FINANCE PARTIES

26.	ROLE OF THE AGENT

26.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2	Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

26.3	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent as a trustee or fiduciary of any other person.

(b)	The Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.4	Business with the Group

The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.5	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

26.6	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

26.7	Responsibility for documentation

The Agent:

(a)	is not responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, an Obligor or any other person given in or in connection with any Finance Document; or

(b)	is not responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

26.8	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

26.9	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

26.10	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Company.

(b)	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in the United Kingdom).

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

26.11	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

26.12	Relationship with the Lenders

(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

26.13	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.14	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

26.15	Agent’s Management Time

Any amount payable to the Agent under Clause 15.3 (Indemnity to the Agent), Clause 17 (Costs and expenses) and Clause 26.9 (Lenders’ Indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company and the Lenders and is in addition to any fee paid or payable to the Agent under Clause 12 (Fees).

26.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.	SHARING AMONG THE FINANCE PARTIES

28.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.5 (Partial payments).

28.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 29.5 (Partial payments).

28.3	Recovering Finance Party’s rights

(a)	On a distribution by the Agent under Clause 28.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering

Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

28.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 28.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

28.5	Exceptions

(a)	This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

29.	PAYMENT MECHANICS

29.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

29.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor), Clause 29.4 (Clawback) and Clause 26.16 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

29.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

29.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

29.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

29.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

30.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.	NOTICES

31.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name below;

(b)	in the case of each Lender or any other Original Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

31.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

31.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 31.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

31.5	Electronic communication

(a)	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

31.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.	CALCULATIONS AND CERTIFICATES

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35.	AMENDMENTS AND WAIVERS

35.1	Required consents

(a)	Subject to Clause 35.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

35.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrowers or Guarantors other than in accordance with Clause 25 (Changes to the Obligors);

(vi)	any provision which expressly requires the consent of all the Lenders; or

(vii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 24 (Changes to the Lenders), Clause 28 (Sharing Among the Finance Parties) or this Clause 35,

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent may not be effected without the consent of the Agent.

36.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

37.	GOVERNING LAW

This Agreement is governed by English law.

38.	ENFORCEMENT

38.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 38.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

38.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints the Company as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

Part I

The Original Obligors

Name of Original Borrower	Registration number (or equivalent, if any)

1. QinetiQ Holdings Limited	4586941

2. QinetiQ Limited	3796233

3. QinetiQ Overseas Holdings Limited	4439737

Name of Original Guarantor	Registration number (or equivalent, if any)

QinetiQ Limited	3796233

Part II

The Original Lenders

Name of Original Lender	Facility A Commitment	Facility B Commitment
Barclays Bank Plc	0	£116,666,667
JPMorgan Chase Bank, N.A.	0	£75,000,000
Lloyds TSB Bank plc	0	£116,666,666
National Australia Bank Limited	0	£75,000,000
The Royal Bank of Scotland plc	0	£116,666,667

SCHEDULE 2

CONDITIONS PRECEDENT

Part I

Conditions precedent to initial Utilisation

1.	Original Obligors

(a)	A copy of the constitutional documents of each Original Obligor.

(b)	A copy of the minutes of the meeting of the board of directors of QinetiQ Group plc appointing the committee of the board of directors of the Company referred to in (c) below;

(c)	A copy of a resolution of the committee of the Company and of the board of directors of each other Original Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(e)	A copy of a resolution signed by all the holders of the issued shares in each Original Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Original Guarantor is a party.

(f)	A certificate of the Company (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.

(g)	A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part 1 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Legal opinion

A legal opinion of Linklaters, legal advisers to the Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.	Other documents and evidence

(a)	The Original Financial Statements of each Original Obligor.

(b)	Evidence of an irrevocable notice of prepayment and cancellation of the Refinanced Facility and that the security for the Refinanced Facility has been released or will, by or on the first Utilisation Date, be so released.

(c)	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 12 (Fees) and Clause 17 (Costs and expenses) have been paid or will be paid by or on the first Utilisation Date.

(d)	A letter of acknowledgement from New Co-Invest L.P. (acting through Carlyle Co-Invest G.P. Limited) and CQ Limited Partnership (acting through CEP Investment Administration Limited) that there has been no agreement with any other shareholder of any Obligor (other than the clauses within Shareholders’ Agreements specifically identified in the letter of acknowledgement) which would have the effect of fettering the exercise by the directors of any Obligor of the powers of the relevant Obligor as set out in Article 17.8 (Borrowing provisions of directors) in the Articles of Association of the Company and equivalent thereof in relation to the Articles of Association of the other Obligors.

Part II

Conditions subsequent to initial Utilisation

1.	A list of MoD Approved Institutions (to be provided within 30 days of initial Utilisation).

Part III

Conditions Precedent required to be delivered by an Additional Obligor

1.	An Accession Letter, duly executed by the Additional Obligor and the Company.

2.	A copy of the constitutional documents of the Additional Obligor.

3.	A copy of a resolution of the board of directors of the Additional Obligor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.	A copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

6.	A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

7.	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8.	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

9.	If available, the latest audited or (where audited financial statements are unavailable) unaudited financial statements of the Additional Obligor.

10.	A legal opinion of Linklaters, legal advisers to the Agent in England.

11.	If the Additional Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Agent in the jurisdiction in which the Additional Obligor is incorporated.

12.	If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause (c) (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

13.	Either (a) a letter from the Company to the Agent (attaching supporting advice from the Company’s English solicitors) confirming that no Additional Obligor is prohibited by Section 151 of the Companies Act 1985 from entering into the Finance Documents or (b) evidence that each Additional Guarantor has done all that is necessary (including, without limitation, by re-registering as a private company) to follow the procedures set out in Sections 155 to 158 of the Companies Act 1985 in order to enable each Additional Obligor to enter into the Finance Documents and perform its obligations under the Finance Documents together with a letter from the auditors of the Additional Guarantor confirming the net asset position of the Additional Guarantor.

SCHEDULE 3

REQUESTS

Part I

Utilisation Request

From: [Borrower]

To: Lloyds TSB Bank plc

Dated:

Dear Sirs

QinetiQ Holdings Limited – £300,000,000 Facility Agreement

dated 24 August 2004 as amended and restated and increased to £500,000,000 pursuant to the

Amendment Agreement (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	☐ (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	Facility B

Currency of Loan:	☐

Amount:	☐ or, if less, the Available Facility

Interest Period:	☐

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

…………………………………

authorised signatory for

[name of relevant Borrower]

[Intentionally deleted]

SCHEDULE 4

MANDATORY COST FORMULAE

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)	in relation to a sterling Loan:

AB + C(B - D) + E x 0.01	per cent. per annum
100 - (A + C)

(b)	in relation to a Loan in any currency other than sterling:

E x 0.01	per cent. per annum
300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 9.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	[ ] as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

QinetiQ Holdings Limited – £300,000,000 Facility Agreement

dated 24 August 2004 as amended and restated and increased to £500,000,000 (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 24.5 (Procedure for transfer):

(a)	The [Existing] Lender and the New Lender agree to the [Existing] Lender transferring to the New Lender by novation all or part of the [Existing] Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 24.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the [Existing] Lender’s obligations set out in paragraph (c) of Clause 24.4 (Limitation of responsibility of [Existing] Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]                                                              [New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [                ].

[Agent]

By:

SCHEDULE 6

FORM OF ACCESSION LETTER

To:	[ ] as Agent

From:	[Subsidiary] and [Company]

Dated:

Dear Sirs

QinetiQ Holdings Limited – £300,000,000 Facility Agreement

dated 24 August 2004 as amended and restated and increased to £500,000,000 pursuant to the

Amendment Agreement (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[Guarantor] pursuant to Clause [25.2 (Additional Borrowers)]/[Clause 25.4 (Additional Guarantors)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.	This Accession Letter is governed by English law.

[This Guarantor Accession Letter is entered into by a deed.]

QinetiQ Holdings Limited                                                                  [Subsidiary]

SCHEDULE 7

FORM OF RESIGNATION LETTER

To:	[ ] as Agent

From:	[resigning Obligor] and [Company]

Dated:

Dear Sirs

QinetiQ Holdings Limited – £300,000,000 Facility Agreement

dated 24 August 2004 as amended and restated and increased to £500,000,000 pursuant to the

Amendment Agreement (the “Agreement”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to [Clause 25.3 (Resignation of a Borrower)]/[Clause 25.6 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Agreement.

3.	We confirm that:

(a)	no default is continuing or would result from the acceptance of this request; and

(b)	[ ]*

4.	This Resignation Letter is governed by English law.

QinetiQ Holdings Limited	[Subsidiary]

By:	By:

*	Insert any other conditions required by the Facility Agreement.

SCHEDULE 8

FORM OF COMPLIANCE CERTIFICATE

To:	[ ] as Agent

From:	QinetiQ Holdings Limited

Dated:

Dear Sirs

QinetiQ Holdings Limited – £300,000,000 Facility Agreement

dated 24 August 2004 as amended and restated and increased to £500,000,000 pursuant to the

Amendment Agreement (the “Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

We confirm that as at [•] the ratio of Consolidated Total Net Debt to Consolidated EBITDA is [•] and therefore the covenant at Clause 21.2(a) (Financial Condition) of the Agreement is met and that the ratio of Consolidated EBITDA to Consolidated Net Finance Charges is [•] and therefore the covenant at Clause 21.2(b) (Financial Condition) is met.

2.	[We confirm that no Default is continuing.]*

3.	[We confirm the following companies constitute Material Subsidiaries for the purposes of the Facility Agreement:

[ • ]]

4.	[Confirmation re: compliance with Guarantor test.]

Signed:	______________________________
Director	Director
Of	Of
QinetiQ Holdings Limited	QinetiQ Holdings Limited

[insert applicable certification language]**

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

**	be agreed with the Company's auditors and the Lenders prior to signing the Agreement.

_______________________________________

[for and on behalf of

[name of auditors of the Company]]***

***	Only applicable if the Compliance Certificate accompanies the audited financial statements and is to be signed by the auditors. To be agreed with the Company's auditors prior to signing the Agreement.

SCHEDULE 9

TIMETABLES

	Loans in domestic sterling	Loans in euro	Loans in other currencies
Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	—	—	U-4
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request) or a Selection Notice (Clause 10.1 (Selection of Interest Periods))	U-1 10.00am	U-3 10.00am	U-3 10.00am
Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.5 (Lenders’ participation)	U-1 11.00am	U-3 11.00am	U-3 11.00am
Agent notifies the Lenders of the Loan in accordance with Clause 5.5 (Lenders’ participation)	U-1 3.00pm	U-3 3.00pm	U-3 3.00pm
Agent receives a notification from a Lender under Clause 6.2 (Unavailability of a currency)
Agent gives notice in accordance with Clause 6.2 (Unavailability of a currency)151
LIBOR or EURIBOR is fixed	Quotation Day as of 11:00 a.m.	Quotation Day as of 11:00 a.m. London time in respect of LIBOR and as of 11.00 a.m. Brussels time in respect of EURIBOR	Quotation Day as of 11:00 a.m.

“U” = date of utilisation

“U - X” = X Business Days prior to date of utilisation

SIGNATURES TO THE AMENDMENT AGREEMENT

THE COMPANY

QINETIQ HOLDINGS LIMITED

By:

Address:	A1 Building, Room 1021 Cody Technology Park Ively Road Farnborough Hampshire GU14 0LX

Fax:	01252 394656

Attention:	Treasury Department

THE ORIGINAL BORROWERS

QINETIQ HOLDINGS LIMITED

By:

Address:	A1 Building, Room 1021 Cody Technology Park Ively Road Farnborough Hampshire GU14 0LX

Fax:	01252 394656

Attention:	Treasury Department

QINETIQ LIMITED

By:

Address:	A1 Building, Room 1021 Cody Technology Park Ively Road Farnborough Hampshire GU14 0LX

Fax:	01252 394656

Attention:	Treasury Department

QINETIQ OVERSEAS HOLDINGS LIMITED

By:

Address:	A1 Building, Room 1021 Cody Technology Park Ively Road Farnborough Hampshire GU14 0LX

Fax:	01252 394656

Attention:	Treasury Department

THE ORIGINAL GUARANTOR

QINETIQ LIMITED

By:

Address:	A1 Building, Room 1021 Cody Technology Park Ively Road Farnborough Hampshire GU14 0LX

Fax:	01252 394656

Attention:	Treasury Department

THE AGENT

LLOYDS TSB BANK PLC

By:

Address:	Lloyds TSB Bank plc Bank House Wine Street Bristol BS1 2AN

Fax:	0117 9233367

Attention:	Loans Administration

THE ORIGINAL LENDERS

BARCLAYS BANK PLC

By:

JPMORGAN CHASE BANK, N.A.

By:

LLOYDS TSB BANK PLC

By:

NATIONAL AUSTRALIA BANK LIMITED (ABN 12 004 044 937)

By:

THE ROYAL BANK OF SCOTLAND PLC

By: